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                                                                   EXHIBIT 2(ff)




                             CONTRIBUTION AGREEMENT

                                     BETWEEN

                         GENERAL GROWTH COMPANIES, INC.
                             a Delaware corporation

                                       and

                             GGP LIMITED PARTNERSHIP
                         a Delaware limited partnership






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                             CONTRIBUTION AGREEMENT

         THIS CONTRIBUTION AGREEMENT is dated as of the 1st day of February, 2000, by and between GENERAL GROWTH COMPANIES, INC., a Delaware corporation ("Contributor"), and GGP LIMITED PARTNERSHIP, a Delaware limited partnership ("the Partnership").

                                 RECITALS

         WHEREAS, Contributor is the fee owner of approximately 3.94 acres of land located in Bowling Green, Kentucky, which land is more particularly described on Exhibit A attached hereto and made a part hereof (the "Land"); and

         WHEREAS, Contributor desires to contribute to the capital of Partnership such Land, and Partnership desires to accept such contribution to capital, upon the terms and subject to the conditions contained herein.

         WHEREAS, Partnership desires to acquire the Land for purposes of developing and operating a self-storage facility (the "Improvements").

         WHEREAS, to facilitate Partnership's construction and development of the Improvements, Contributor and Partnership have entered into a License Agreement dated as of August 1, 1998 ("License Agreement") pursuant to which Contributor granted to Partnership the right to enter the land and construct the Improvements.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   Definitions

         I.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         "AFFILIATE" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person specified.

         "AGREEMENT" shall mean this Contribution Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

         "CLOSING" shall have the meaning set forth in Section 4.1.

         "CLOSING DATE" shall have the meaning set forth in Section 4.1.

         "CLOSING DOCUMENTS" shall mean the Contributor Closing Documents and Partnership Closing

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Documents, collectively.

         "CONTRIBUTOR CLOSING DOCUMENTS" shall have the meaning set forth in
Section 4.2.

         "ENVIRONMENTAL LAWS" shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, Underground Storage Tanks or the protection of human health or the environment, as any of the same may be amended from time to time, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C.
Section 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); the Emergency Planning and Community Right-to-Know Act ("EPCRA"), 42 U.S.C. Section 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic Energy Act, 42 U.S.C.
Section 2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the "Clean Water Act"), 33 U.S.C. Section 1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the "Clean Air Act"), 42 U.S.C. Section 7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. or any equivalent state or local laws or ordinances.

         "GENERAL PARTNER" shall mean General Growth Properties, Inc., a Delaware corporation.

         "HAZARDOUS MATERIALS" shall mean any substance, material, waste, gas or particulate matter which (i) is now, or at any future time may be, regulated by the United States Government, the State of Kentucky, any other state with jurisdiction, or any local governmental authority, or (ii) the exposure to, or manufacture, possession, presence, use generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or
(iii) requires investigation or remediation under any Environmental Law or common law, or (iv) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (v) causes or threatens to cause a nuisance upon the Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Property, or (vi) could or does cause Contributor or Buyer to be liable for trespass. Such term includes, without limitation, any material or substance which is (1) now or at any future time defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste" or any like or similar term under any applicable Environmental Law; (2) oil and petroleum products; (3) asbestos or asbestos-containing material as defined in the regulations of the Occupational Safety and Health Administration at 29 C.F.R. Section 1910.1001; (4) polychlorinated biphenyls; (5) radioactive material; (6) now or at any future time designated as a "toxic pollutant" or a "hazardous substance" pursuant to Sections 307 or 311 of the Clean Water Act; (7)



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now or at any future time defined as a "hazardous waste" pursuant to Section
1004 of RCRA; (8) now or at any future time defined as a "hazardous substance" pursuant to Section 101 of CERCLA; (9) now or at any future time designated as a "hazardous chemical" substance or mixture pursuant to TSCA; (10) now or at any future time designated as an "extremely hazardous" substance under Section 302 of EPCRA; (11) now or at any future time designated as a "priority pollutant" or "hazardous air pollutant" pursuant to the Clean Air Act; (12) now or at any future time designated as a hazardous chemical under the Occupational Safety and Health Act; (13) radon gas or other radioactive source material, including special nuclear material, and byproduct materials regulated under the Atomic Energy Act, 42 U.S.C. Section 2011 et. seq.; (14) now or at any future time subject to regulation under FIFRA; (15) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; or (16) infectious wastes or materials and pathogenic bacteria or other pathogenic microbial agents.

         "PERSON" shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

         "PARTNERSHIP AGREEMENT" shall mean the second Amended and Restated Agreement of Limited Partnership of Partnership dated as of April 1, 1998, as amended.

         "PARTNERSHIP CLOSING DOCUMENTS" shall have the meaning set forth in
Section 4.2.

         "PROPERTY" shall mean the Land, together with all of the estate, right, title and interest of Contributor therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Property to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; and (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing (including, without limitation, all rights of Contributor under any reciprocal easement agreement affecting the Property). The parties expressly agree that the term "Property" shall not include any improvements constructed on the Land by or on behalf of Partnership in accordance with the terms of the License Agreement.

         "SUBSTANTIAL TAKING" shall mean a Taking with respect to such portion of the Property as, when so taken would, in the reasonable opinion of Partnership, leave remaining a balance of the Property, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate development of the Property as a storage facility.

         "TAKING" shall mean a taking of all or any portion of the Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.
         "TITLE POLICY" shall mean an ALTA Form Owner's Policy of Title Insurance issued by Reynolds, Johnston, Hinton, Thomas & Pepper LLP, as agent for Chicago Title Insurance Company ("Title Company"), dated the date and time of Closing and with policy coverage in an amount not less than the Contribution Price, insuring Partnership as owner of good, marketable and indefeasible fee title


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to the Property, subject only to the matters described in Schedule B of that certain Commitment for Title Insurance Number 17190 dated as of January 13, 1999 prepared on behalf of Title Company, which title commitment Partnership acknowledges it has reviewed and approved as of the date hereof.

         "UNDERGROUND STORAGE TANKS" shall mean Underground Storage Tanks as defined in Section 9001 of RCRA and as used herein, such term shall also include
(i) any farm or residential tank of 1,100 gallons or less capacity used for storing motor fuel for noncommercial purposes, (ii) any tank used for storing heating oil for consumption on the premises where stored, (iii) any septic tank and (iv) any pipes connected to any of the items described in clauses (i) through (iii).

         "UNIT PRICE" shall mean the average of the closing price per share of Common Stock, $0.10 par value of the General Partner for the twenty (20) trading days preceding the Closing Date.

         "UNITS" shall mean common units of limited partnership interest in Partnership.

         I.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to "Exhibit" shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words "herein", "hereof", "hereunder", "hereinafter", "hereinabove" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.


                                   ARTICLE II
                            Contribution of Property

         II.1 Contribution. Upon the terms and subject to the conditions contained herein, at the Closing, Contributor shall contribute to the capital of Partnership, and Partnership shall accept from Contributor, all of Contributor's right, title and interest in and to the Property.

         II.2     Consideration.

                  (a) In exchange for the contribution of the Property, at the Closing, Partnership shall (i) issue to Contributor the number of Units equal to the quotient of (A) $215,000 (the "Contribution Price") divided by (B) the Unit Price.

                  (b) Notwithstanding anything contained herein to the contrary, fractional Units shall not be issued hereunder; instead, the number of Units to be issued hereunder shall be the number of Units issuable pursuant to the other provisions of this Agreement rounded up to the nearest whole Unit.

         II.3     Admission to Partnership; Conversion Rights; Etc.


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                  (a) At the Closing, Partnership shall deliver to Contributor a certificate representing the Units to be issued pursuant hereto, and Contributor shall execute and deliver to Partnership a signature page to the Partnership Agreement.

                  (b) At the Closing, Contributor shall execute and deliver, and Partnership shall cause the other parties thereto to execute and deliver, an Amendment to Rights Agreement (the "Rights Agreement Amendment") and an Amendment to Registration Rights Agreement (the "RRA Amendment") in the form of Exhibits B and C, respectively, pursuant to which the parties thereto agree that Contributor is entitled to the rights thereunder in respect of the Units.

                  (c) Contributor acknowledges that, notwithstanding anything to the contrary contained in the Partnership Agreement, Contributor will be entitled to receive as a distribution only a pro rata portion of the Net Operating Cash Flow (as defined in the Partnership Agreement) which is distributed for the calendar quarter during which the Closing occurs based on the number of Units issued to it pursuant hereto relative to the total number of issued and outstanding Units and the number of days in such quarter from and following the Closing Date relative to the total number of days in such quarter (and Contributor will be entitled to receive no distributions for previous quarters). Contributor acknowledges that the distribution for a calendar quarter is made in the immediately succeeding calendar quarter.

                                   ARTICLE III
                               Costs and Expenses

         III.1    Payment of Costs and Expenses.

                  (a) Partnership shall pay the cost of recording any documents;

                  (b) Contributor shall be solely responsible for the payment of any real property transfer taxes, gains taxes levied or imposed upon Contributor or the Property as a result of the transfer of the Land to Partnership, sales taxes levied or imposed upon Contributor or the Property as a result of the transfer of the Land to Partnership, documentary stamps and other taxes, fees or charges imposed in connection with the conveyance of the Land or any portion thereof;

                  (c) Partnership and Contributor shall each pay their respective legal fees incurred in connection with the drafting and negotiation of this Agreement and the closing of the transactions contemplated hereunder; and

                  (d) Contributor shall bear its proportionate share of the cost of the issuance of the Title Policy, such proportionate share being equal to the total cost of such issuance multiplied by a fraction, the numerator of which is the Contribution Price and the denominator of which is the total insurance coverage afforded under the Title Policy; provided, however, Partnership shall pay the cost of any extended coverage or other endorsements. The parties shall split equally the cost of any escrow



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fees or other closing charges.


                                   ARTICLE IV
                                     Closing

         IV.1 Closing. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Neal, Gerber & Eisenberg, Two North LaSalle Street, Chicago, Illinois 60602, at 9:00 a.m. Central Time on February 1, 2000, or such other date and time as may be mutually acceptable to Contributor and Partnership (the "CLOSING DATE").

         IV.2 Contributor Closing Documents. On or prior to the Closing Date, Contributor shall deliver, or cause to be delivered, to Partnership the following documents (collectively, the "CONTRIBUTOR CLOSING DOCUMENTS"), duly executed by Contributor and the other parties thereto (other than Partnership) and in form and substance reasonably acceptable to Partnership and to
Contributor:

                  (a) Special Warranty Deed in proper statutory form for recording, so as to convey the entire fee simple estate of Contributor in the Property to Partnership.

                  (b) An affidavit of Contributor stating its U.S. taxpayer identification number and that it is a "United States person", as defined by Sections 1445(f)(3) and 7701(b) of the Code.

                  (c) A written certificate executed on behalf of Contributor and addressed to Partnership to the effect that all of the representations and warranties of Contributor herein contained in Section 6.1 are true and correct in all material respects as of the Closing Date with the same force and effect as though remade and repeated in full on and as of the Closing Date or stating the specific respects, if any, in which any of the representations and warranties is untrue.

                  (d) Any instruments, documents or certificates required to be executed by Contributor with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

                  (e) The Rights Agreement Amendment.

                  (f) The RRA Amendment.

                  (g) The signature page referred to in Section 2.3(a).

                  (h) The Title Policy.

                  (i) Such other documents, instruments or agreements which Contributor may be required to deliver to Partnership pursuant to the other provisions of this Agreement or which


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Partnership reasonably may deem necessary or desirable in order to consummate the transactions contemplated hereunder; provided, however, that any such document, instrument or agreement which Partnership reasonably deems necessary or desirable shall not impose upon Contributor any obligation or liability other than an obligation or liability expressly imposed upon Contributor pursuant to the terms of this Agreement or pursuant to the terms of the other Contributor Closing Documents specified in this Section 4.2.

         IV.3 Partnership Closing Documents. On or prior to the Closing Date, Partnership shall deliver to Contributor the following documents (herein referred to collectively as the "PARTNERSHIP CLOSING DOCUMENTS"), duly executed by Partnership and the other parties thereto (other than Contributor) and in form and substance reasonably acceptable to Contributor and to Partnership unless the form thereof is attached hereto:

                  (a) A written certificate addressed to Contributor to the effect that all of the representations and warranties of Partnership contained in Section 6.2 are true and correct in all material respects on and as of the Closing Date with the same force and effect as though remade and repeated in full on and as of the Closing Date (except for actions taken in accordance with or as contemplated by this Agreement and except for matters approved in writing or consented to in writing by Contributor) or stating the specific respects, if any, in which any of the representations and warranties is untrue.

                  (b) Any instruments, documents or certificates required to be executed by Partnership with respect to any state, county or local transfer taxes applicable to the conveyance of the Property pursuant to this Agreement.

                  (c) The Rights Agreement Amendment.

                  (d) The RRA Amendment.

                  (e) The signature page referred to in Section 2.3(a).

                  (f) Such other documents, instruments or agreements which Partnership may be required to deliver to Contributor pursuant to the other provisions of this Agreement or which Contributor reasonably may deem necessary or desirable to consummate the transactions contemplated hereunder; provided, however, that any such other document, instrument or agreement which Contributor reasonably deems necessary or desirable shall not impose upon Partnership any obligation or liability other than an obligation or liability expressly imposed upon Partnership pursuant to the terms of this Agreement or pursuant to the terms of the other Partnership Closing Documents specified in this Section 4.3.

         IV.4 Joint Deliveries. Contributor and Partnership shall jointly execute and deliver a Closing Statement with respect to the contribution of the Property.


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                                    ARTICLE V
                           Prorations and Adjustments

         V.1 Prorations. Subject to the other provisions of this Article and the terms of the License Agreement, the items pertaining to the Property that are identified in this Article shall be prorated between the parties on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) so that credits and charges with respect to such items for all days preceding the Closing Date shall be allocated to Contributor, and credits and charges with respect to such items for all days including and after the Closing Date shall be allocated to Partnership. Each payment received shall be attributed to the most recent period for which such a payment is due. The parties shall make final adjusting payments as provided in Section 5.4 hereof. All prorations not specifically agreed to herein shall be made in accordance with customary practice in the county in which the Property is located. This Article V shall survive the Closing.

         V.2 Items to be Prorated. Subject to the terms of the License Agreement, the following items shall be prorated between Partnership and Contributor as of 11:59 pm on the day immediately preceding the Closing Date:

                  (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills;

                  (b) sewer taxes and rents, if any;

                  (c) all other items customarily apportioned in connection with the sale of similar properties similarly located.


         V.3 Installment Payment of Assessments. In furtherance of Section 5.2, if any real property assessment affects the Property at the Closing and such real property assessment is payable in installments (whether at the election of Contributor or otherwise), the installment relating to, or payable over, the applicable calendar or fiscal year in which Closing occurs, shall be apportioned between Contributor and Partnership as of 11:59 p.m. Central Standard Time on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of Partnership.



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         V.4      Settlement of Adjustments.

                  (a) Contributor and Partnership acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article V. Accordingly, Contributor and Partnership hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by Partnership and Contributor based on the most recent available data, and, as soon as practicable and if necessary from time to time after the Closing Date, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated as of the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

                  (b) Net prorations and adjustments made pursuant to this
Article V as of the Closing Date and determined as provided in subsection (a) above shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Contributor and Partnership shall be made in cash.

                  (c) Notwithstanding anything to the contrary contained herein, a final determination of the amounts owing under this Article V shall be made as of the date that is eighteen (18) months after the Closing Date, and the amounts determined as of such date to be owing settled in cash no later than ten (10) days thereafter. No further adjustments or payments shall be required to be made under this Article V thereafter.


                                   ARTICLE VI
                         Representations and Warranties

         VI.1 Contributor's Representations and Warranties. Contributor represents and warrants to Partnership as follows:

                  (a) Contributor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority to execute, deliver and perform this Agreement.

                  (b) The execution, delivery and performance of this Agreement by Contributor have been duly and validly authorized by all necessary action on the part of Contributor. This Agreement has been, and the Contributor Closing Documents will be, duly executed and delivered by Contributor. This Agreement constitutes, and when so executed and delivered the Contributor Closing Documents will constitute, the legal, valid and binding obligations of Contributor, enforceable against Contributor in accordance with their respective terms.

                  (c) None of the execution, delivery or performance of this Agreement by


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Contributor does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the articles of incorporation and by-laws of Contributor, (ii) any agreement, instrument or other document to which Contributor is a party or by which it is bound or (iii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Contributor.

                  (d) Except for the License Agreement, there are no leases or other occupancy rights affecting the Property.

                  (e) Neither Contributor, nor, to Contributor's knowledge, any other Person has caused or permitted any Hazardous Material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof. To Contributor's knowledge, Contributor is in compliance with, and has heretofore complied with, all Environmental Laws with respect to the Property and, to Contributor's knowledge, all other occupants of the Property are and have been in compliance with the Environmental Laws. Contributor has not received any notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law or that it has any liability with respect thereto and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Contributor, threatened with respect to the Property pursuant to, or alleging any violation of, or liability under any Environmental Law. Contributor has not installed any underground or above ground storage tanks on, under or about the Property and, to Contributor's knowledge, no such tanks are located on, under or about the Property. To Contributor's knowledge, there is no facility located on or at the Property that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. Section 11022).

                  (f) There is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Contributor's knowledge, threatened against Contributor relating to the Property, there are no unsatisfied arbitration awards or judicial orders against Contributor and, to Contributor's knowledge, there is no basis for any such arbitration, investigation or other proceeding.

                  (g) No condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Property, and, to Contributor's knowledge, no condemnation proceeding or other proceeding or action in the nature of eminent domain is threatened with respect to the Property.

                  (h) Copies of current real estate tax bills with respect to the Property have been delivered or made available to Partnership. No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property. No application or proceeding is pending with respect to a reduction or an increase of such taxes. There are no tax refund proceedings relating to the Property which are currently pending. Contributor has no


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knowledge of any special tax or assessment to be levied against the Property or any change in the tax assessment of the Property.

                  (i) Contributor has not received notice that there is, and there does not now exist, any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof.

                  (j) No approval, consent, waiver, filing, registration or qualification of or with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the Contributor Closing Documents by Contributor.

                  (k) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the contribution of the Property based upon arrangements made by or on behalf of Contributor.

                  (l) To Contributor's knowledge, there is no bulk sales notice required in connection with the transfer of the Property to Partnership.

                  (m) Contributor is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended, and has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of receiving and owning the Units to be issued to Contributor pursuant hereto, and Contributor is able to bear the economic risk of such ownership. The Units to be acquired by Contributor pursuant to this Agreement are being acquired by Contributor for its own account, for investment purposes only and not with a view to, and with no present intention of, selling or distributing the same.

         VI.2 Partnership Representations and Warranties. Partnership represents and warrants to Contributor as follows:

                  (a) Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

                  (b) The execution, delivery and performance by Partnership of this Agreement have been duly and validly authorized by all requisite action on the part of Partnership. This Agreement has been, and the Partnership Closing Documents will be, duly executed and delivered by Partnership. This Agreement constitutes, and when so executed and delivered the Partnership Closing Documents will constitute, the legal, valid and binding obligations of Partnership, enforceable against it in accordance with their terms.

                  (c) None of the execution, delivery or performance of this Agreement or the Partnership Closing Documents by Partnership does or will, with or without the giving of notice, lapse


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


of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Partnership, (ii) any material agreement, instrument or other document to which Partnership is a party or by which Partnership is bound, or (iii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Partnership.

                  (d) No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the contribution of the Property based upon arrangements made by or on behalf of Partnership.

                  (e) The Units issued to Contributor pursuant to this Agreement have been authorized for issuance by all necessary partnership action on the part of Partnership and have been duly and validly issued.


                                   ARTICLE VII
                              Conditions to Closing

         VII.1 Conditions to Contributor's Obligations. Contributor's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Contributor in its sole discretion):

                  (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Partnership under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                  (b) Accuracy of Representations and Warranties. The representations and warranties made by Partnership in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

                  (c) No Other Termination. No termination of this Agreement by Contributor or Partnership shall have occurred pursuant to any other provision hereof.

                  (d) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially and adversely affect the Property.

                  (e) Title Policy. At Closing, Title Company shall issue the Title Policy to Partnership.



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


                  (f) Plat of Subdivision. At Closing (i) the City-County Planning Commission of Warren County, Kentucky, shall have approved a final subdivision plat ("Plat") pursuant to which the Land shall become a separate legal parcel which may be conveyed pursuant to the Deed, and (ii) such Plat shall be recorded in the land records of Warren County, Kentucky.

         VII.2 Conditions to Partnership's Obligations. Partnership's obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Partnership in its sole discretion):

                  (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Contributor under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

                  (b) Accuracy of Representation and Warranties. The representations and warranties made by Contributor in this Agreement shall be true and complete in all material respects on and as of the Closing Date.

                  (c) No Other Termination. No termination of this Agreement by Partnership or Contributor shall have occurred pursuant to any other provision hereof.

                  (d) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Property.

                  (e) Plat of Subdivision. At Closing, Plat shall be approved by the Planning Commission and recorded in the land records of Warren County, Kentucky.



                                  ARTICLE VIII
                              Additional Covenants

         VIII.1 Conduct of Business Pending Closing. From the date hereof until the Closing, Contributor shall (i) not enter into any lease or contracts with respect to the Property, (ii) not sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property, (iii) not otherwise take any action which could or would render inaccurate any of the representations or warranties made by Contributor in this Agreement, and (iv) otherwise operate the Property in the ordinary course consistent with current practice.

         VIII.2 Publicity. In no event shall either Contributor or Partnership issue any press release or otherwise disclose any non-public information regarding this Agreement or the contribution of the Property unless the other party has consented thereto in writing (and Contributor and Partnership agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party's ability to disclose the details of or information concerning this Agreement, or the Property to such party's attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order or applicable securities laws or regulations or financial reporting requirements, and to assess the Property in connection with Partnership's due diligence examination. Further, either party may disclose any information regarding this Agreement to its direct or indirect constituent partners, members or shareholders, as the case may be (and to counsel for such constituent partners, members and shareholders) and as otherwise necessary to comply with the terms of this Agreement. Any disclosure by a party's advisors or direct or indirect constituent partners, members or shareholders shall be deemed a breach hereof by such party. If for any reason this Closing is not consummated, Partnership will promptly return to Contributor all originals and copies of documents, reports and financial and other information relating to the Property and to Contributor which Contributor has furnished to Partnership. The obligations of Contributor and Partnership under this Section 8.2 shall survive the termination hereof, however caused, but shall terminate at Closing.


         VIII.3 Further Assurances. Each of Contributor and Partnership agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Contributor nor Partnership shall be obligated pursuant to this Section 8.4 to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or its respective Closing Documents.


                                   ARTICLE IX
                                  Condemnation

         IX.1     Condemnation in General.

                  (a) If prior to the Closing Date the Property shall be the subject of a Taking, Contributor shall promptly inform Partnership of same.

                  (b) If prior to the Closing Date the Property shall be the subject of a Substantial Taking, Partnership may by written notice delivered to Contributor on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the


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

parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice; or (ii) to continue this Agreement in effect, in which event Contributor (A) shall transfer and assign to Partnership, at the Closing, its full right, title and interest in and to any condemnation awards with respect thereto, and shall cooperate in all reasonable respects with Partnership, at Partnership's sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing, and (B) to the extent any condemnation awards shall have been received by Contributor prior to the Closing, remit to Partnership the full amount thereof so collected, less, in each such case, (i) reasonable costs of collection thereof, and (ii) amounts, if any, applied by Contributor prior to Closing to the preservation, repair or restoration of the Property.

                  (c) If prior to the Closing Date, the Property, or any portion thereof, is the subject of a Taking (other than a Substantial Taking), this Agreement shall nevertheless remain in full force and effect with no abatement of the consideration to be delivered to Contributor on account thereof and Partnership shall nevertheless acquire the Property or remaining balance thereof pursuant to the provisions hereof. In such event, any condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are applicable in a case of a Substantial Taking as to which Partnership has elected nevertheless to continue this Agreement in effect.

         IX.2 Adjustment of Claims and Condemnation Proceedings. If a Taking shall occur and otherwise participate in condemnations brought against Contributor, Contributor shall initiate all actions required to adjust, compromise and collect the awards payable by the condemning authority. Partnership shall have the right (but not the obligation) to participate with Contributor in the initiation of all such actions and, in any event, Contributor shall consult with, and keep Partnership advised of, Contributor's progress in connection therewith. Contributor shall not agree to any settlement of the awards payable in connection with any such Taking (or enter into any agreement in lieu of a Taking) without Partnership's approval, which approval shall not be unreasonably withheld or delayed.


                                    ARTICLE X
                                  Miscellaneous

         X.1 Survival. The representations and warranties of Contributor and of Partnership set forth herein and in the Closing Documents shall survive Closing for a period of twelve (12) months.

         X.2 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by (a) certified or registered mail, postage prepaid and return receipt requested, (b) commercial overnight courier service, or (c) delivered by hand with receipt acknowledged in writing, as follows:

                  To Partnership:

                           GGP Limited Partnership
                           110 North Wacker Drive
                           Chicago, Illinois  60606
                           Attention:  Bernard Freibaum

                  To Contributor:

                           General Growth Companies, Inc.
                           110 North Wacker Drive
                           Chicago, Illinois  60606
                           Attention:  Matthew Bucksbaum

All notices (i) shall be deemed given when received or, if mailed as described above with appropriate postage, after 5 business days and (ii) may be given either by a party or by such party's attorneys. The cost of delivery shall be borne by the party delivering the notice.

         X.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto.

         X.4 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the party hereto which is or will be affected by the terms of such change, modification, supplement or termination.

         X.5 Waiver. Each party shall have the right exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

         X.6 Successors and Assigns. Subject to the provisions of Section 10.10, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         X.7 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

         X.8 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         X.9 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Kentucky (without regard to conflicts of law rules).

         X.10 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other except that Partnership may assign this Agreement to an Affiliate of Partnership, it being acknowledged and agreed by Partnership that no such assignment shall relieve Partnership of its obligations under this Agreement.

         X.11 Headings; Exhibits. The headings or captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

         X.12 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

         X.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

         X.14 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement against any other party or parties to enforce rights under this Agreement, the prevailing party's or parties' costs in such action, including reasonable attorneys' fees, shall be paid by the other party or parties. Any amounts owing hereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of Bank of America Illinois, N.A. (or any successor), as the same may change from time to time, plus four percent.

         X.15 Time of the Essence. Time is of the essence with regard to each provision of this Agreement. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday or banking holiday, then the time of that period shall be deemed extended to the next day which is not a Sunday, Saturday or banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Central Standard Time.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.


Contributor:                             Partnership:

GENERAL GROWTH COMPANIES, INC. GGP LIMITED PARTNERSHIP,
a Delaware corporation                   a Delaware limited partnership

                                         By: General Growth Properties, Inc.,
                                            a Delaware corporation, its general
                                            partner

By:                                         By:
   Name:                                       Name:
   Title:                                      Title:




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